EXHIBIT 99.1

Bio Lab Naturals, Inc., a Delaware corporation (BLAB: OTC) announces entry into a Lease/Purchase Agreement.

Denver, CO / Accesswire / March 30, 2021 / Bio Lab Naturals, Inc., a Delaware corporation, "BLAB" (OTCQB: BLAB), based in Denver, Colorado, desires to provide information to its investors and shareholders related to a Lease/Purchase Agreement dated March 24, 2021.

On March 24, 2021, BLAB, through its subsidiary, Prime Time Live, Inc. ("PTL"), entered into a Lease/Purchase Agreement (the "Agreement") with an unrelated third party, whereby PTL leased one of its corporate assets to such third party for a term of twelve months in exchange for $20,000 to be paid upon execution of the Agreement. In addition, PTL shall receive $9,000 per month during the remaining 11-month term of the Agreement, with a potential buyout option for the asset, for a total potential aggregate value of $235,000 over the term of the Agreement, which includes the lease price and the potential buyout value for the asset.

About Bio Lab Naturals, Inc.

Our stock trades on OTC Markets under the symbol "BLAB". Operating primarily through PTL, we specialize in providing clients with high resolution mobile LED screens for entertainment, corporate, civic and sporting events that includes: (i) the lease of our soon to be newly refurbished 53’ trailer and our new state of the art 30' X 18' LED screen, with an accompanying MQ Whisper Watt generator that can power the LED screen for 50 hours, and therefore provide our clients with true portability, and (ii) the purchase and sale of such LED screens.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of BLAB (the "Company"). Forward-looking statements are based on the expectations, estimates, or projections of the Company's management as of the date of this press release. Although BLAB's management believes these expectations, estimates, or projections to be reasonable as of the date of this presentation, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause the Company's actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause BLAB's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" sections in the Company's filings with the Securities and Exchange Commission, including the risks set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 which is available for viewing on the SEC's EDGAR website. These forward-looking statements speak only as of the date of this press release and, except as required by law, BLAB specifically disclaims any obligation to update these forward-looking statements, even if new information becomes available in the future.

CONTACT:

Darrell Avey
720-883-7063